Exhibit 10.39

ACCURIDE CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

ACCURIDE CORPORATION 2005 INCENTIVE AWARD PLAN

Name:	Grant: Restricted Stock Units
Address:

Grant Date:

Taxpayer
Identification Number:

Signature:

Effective on the Grant Date, you have been granted the number of Restricted Stock Units indicated above, which entitles you to receive [      ] shares of common stock (the “Stock”) of Accuride Corporation (the “Company”) in accordance with the provisions of this Agreement and the provisions of the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).

The Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Agreement as follows:

•                  10% of the Restricted Stock Units will vest on the first anniversary of the Grant Date.

•                  An additional 20% of the Restricted Stock Units will vest on the second anniversary of the Grant Date.

•                  An additional 30% of the Restricted Stock Units will vest on the third anniversary of the Grant Date.

•                  The final 40% of the Restricted Stock Units will vest on the fourth anniversary of the Grant Date.

•                  Notwithstanding the foregoing, the Restricted Stock Units will vest on a pro rata basis as of your “Permitted Retirement” (as defined below), Disability or death, based on the number of full months of service that have elapsed from the Grant Date to the date of your Permitted Retirement, Disability or death, as compared to 48 months.  For example, assume that you are granted 1,000 Restricted Stock Units.  Assume further that the date of your Permitted Retirement is 24 months after the Grant Date.  On the date of your Permitted Retirement, you will have a vested interest in 500 Restricted Stock Units (24/48ths of 1,000).  Since you already will have vested in 300 Restricted Stock Units based on the vesting schedule set forth above, you will vest in 200 additional Restricted Stock Units on the date of your Permitted Retirement.  “Permitted Retirement” means your Termination of service at (i) age 55 or over after having served the Company for at least ten years, or (ii) after your 65th birthday and other than by reason of termination for Cause, death or Disability.

•                  Any unvested Restricted Stock Units will vest upon a Change of Control.

In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to receive and/or vest in any additional Restricted

Stock Units under the Plan, if any, will terminate and any unvested Restricted Stock Units will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

In accordance with the Plan, as of the “Maturity Date” for a particular Restricted Stock Unit, the Company shall transfer to you one unrestricted, fully transferable share of Stock in exchange for that Restricted Stock Unit, subject to the deferral provisions described below.  Except as provided in the next sentence, the “Maturity Date” for a particular Restricted Stock Unit shall be the date on which such Restricted Stock Unit vests so long as you do not terminate employment on account of a Permitted Retirement during the four year vesting schedule as set forth above.  If you terminate employment on account of a Permitted Retirement during the four year vesting schedule as set forth above, the Maturity Date for the Restricted Stock Units that become vested solely on account of your Permitted Retirement shall be the January 5th next following your termination date.  If you become Permitted Retirement eligible during the four year vesting schedule as set forth above, (i) the Maturity Date with respect to any Restricted Stock Unit that vests on a Change of Control that complies with Section 409A shall be the date of the Change of Control, and (ii) the Maturity Date with respect to any Restricted Stock Unit that vests on a Change of Control that does not comply with Section 409A shall be the January 5th next following the date of the Change of Control.  If you do not become Permitted Retirement eligible during the four year vesting schedule as set forth above, the Maturity Date with respect to any Restricted Stock Unit that vests on any Change of Control shall be the date of the Change of Control.

The Restricted Stock Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Restricted Stock Units may be transferable by will or the laws of descent and distribution.

The Stock subject to the Restricted Stock Units will be delivered upon the Maturity Date in settlement of the Restricted Stock Units.  Until Stock is issued in settlement of the Restricted Stock Units, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Stock by virtue of this Award.  You are not entitled to vote any shares of Stock by virtue of this Award.

If you engage in any “Prohibited Activity,” any unvested Restricted Stock Units will be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received Stock in settlement of any Restricted Stock Units awarded pursuant to this Agreement, you must pay to the Company an amount equal to your “RSU Gain.”  Your “RSU Gain” is equal to the sum of (a) the gross sales proceeds of any such Stock that was previously sold plus (b) the closing market price per share of the Stock on the date it was distributed to you for any share of Stock which has not been sold.

For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•                  The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

•                  The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

•                  If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including FICA obligations as the Restricted Stock Unit vests, rather than as paid if you become Permitted Retirement eligible during the four year vesting schedule as set forth above) required by law to be withheld with respect to any taxable event arising from the vesting or receipt of the Stock upon settlement of the Restricted Stock Unit Award.  Except if you become Permitted Retirement eligible during the four year vesting schedule as set forth above, you may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other compensation or (iv) paying the amount of the tax withholding obligation directly to the Company in cash provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph.

If the Company reasonably anticipates that the value of any Stock to be delivered to you pursuant to this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, will exceed the limitations on deductibility set forth in Section 162(m), the delivery of all or a portion of such Stock shall automatically be deferred to the next succeeding calendar year in which the Company reasonably anticipates the deduction of the payment amount will not be limited or eliminated by the application of  Section 162(m), but only to the extent necessary to avoid exceeding the limitations of Section 162(m).  Such deferred Stock shall be delivered no later than the 60th day after the end of such calendar year, provided that such delivery, when combined with any other payment subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Section 162(m) of the Code.  The deferrals shall continue until the full amounts may be paid without violating the provisions of Section 162(m).

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.”  Based on regulations proposed by the Internal Revenue Service, the Company has concluded that this award of Restricted Stock Units is subject to Section 409A.

The Company has two different strategies for complying with Section 409A depending on whether you become Permitted Retirement eligible during the four year vesting schedule as set forth above as follows:  (i) if you do not become Permitted Retirement eligible during the four year vesting schedule as set forth above, since Stock will be issued in settlement of Restricted Stock Units as soon as the Restricted Stock Units vest, the award of the Restricted Stock Units qualifies for the short-term deferral exception to Section 409A; or (ii) if you do become Permitted Retirement eligible during the four year vesting schedule as set forth above, the Company intends to comply with Section 409A by assuring that all shares of Stock to which you become entitled under this Agreement are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1-409A-3(a)(4) and, as a result, no payment or transfer shall be made to you prior to the applicable Maturity Date.

Under no circumstances may the time or schedule of receipt of Stock in settlement for Restricted Stock Units be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.  You do not have any right to make any election regarding the time or form of any payment.  This Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of a Restricted Stock Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future.  Future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of Units and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its: